Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (“Agreement”) is effective as of the Closing Date, between Silicon Laboratories Inc., a Delaware corporation (“Parent Seller”), and Silicon Laboratories International Pte. Ltd., a private limited company organized under the laws of Singapore (“Subsidiary Seller”) (collectively “Seller”), and NXP BV, a limited liability company organized under the laws of The Netherlands (“Parent Buyer”), NXP Semiconductors France SAS, a company incorporated under the laws of France (“Subsidiary Buyer,” and together with Parent Buyer, “Buyer”). For the purpose of this Agreement, unless otherwise defined herein, all initially capitalized terms are defined in and shall have the meaning specified in the Sale and Purchase Agreement (as defined below).

RECITAL

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, Seller and Buyer have entered into a Sale and Purchase Agreement, dated as of February 8, 2007 (“Sale and Purchase Agreement”); and

WHEREAS, as part of the foregoing, each of Buyer and Seller desire to grant the other party certain license rights under certain Intellectual Property Rights, and each of Seller and Buyer desires to obtain such licenses.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for the good and valuable consideration set forth in the Sale and Purchase Agreement, the parties agree as follows:

ARTICLE I — DEFINITIONS

As used herein, the terms below shall have the following meanings.  Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

1.1           “Blocks” means all mask works, circuit blocks, design methodologies and similar items in the Transferred Business IPR.

1.2           “Excluded Products” means those products and projects set forth on Schedule 1 and any products that are substantially similar thereto.

1.3           “Field” means (i) CMOS power amplifier integrated circuits; (ii) CMOS transceiver integrated circuits; (iii) CMOS analog and digital baseband integrated circuits; (iv) baseband software; and/or (v) the integration of one or more of the circuits and software listed in (i) to (iv) above into integrated circuits or systems in each case of (i) to (v) where such integrated circuit, system or software is used to receive and/or transmit signals complying with any current or future cellular communication standards, including but not limited to GSM, GPRS, EDGE, UMTS (including WCDMA), CDMA and their derivatives, extensions and successors.

1.4           “Field IPR” means all IPR (other than the Transferred Business IPR, any Trademarks or any IPR described in subsection (j) of the “Excluded Assets” in the Sale and Purchase Agreement) owned by the Seller or its Subsidiaries (or licensed by any of them, to the extent sublicensable hereunder without additional monetary liability to Seller or its Subsidiaries) as of the Closing Date that (i) have been used, developed or held for use by the Seller or its Subsidiaries in the  Field at any time prior to the Closing Date or (ii) would be infringed by any of Buyer or its Subsidiaries’ current or future  products or services within the scope of the Field, excluding for both (i) and (ii), IPR used by Seller or its Subsidiaries as of the Closing Date exclusively in or exclusively in connection with the products and projects on Schedule 1.

1.5           “Field Patents” means all Patents included in the Field IPR.

1.6           “Intellectual Property Rights” or “IPR” shall mean all U.S. and foreign intellectual property rights, including without limitation (i)(a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”), (b)  trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (“Trademarks”), (c) copyrights and rights under copyrights, including copyrights in Software, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof (“Copyrights”), (d)  mask work rights and registrations and applications for registration thereof (“Mask Works”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore (“Databases”); (f) any rights in discoveries, inventions, developments, processes, designs and techniques that are not included in the definition of “Patents,” including any documents, memoranda, reports, studies, data or analyses relating thereto, (g) and any rights in trade secrets, know-how, and confidential, proprietary or non-public information, including documents containing the foregoing, analyses thereof, research, and lists (“Trade Secret Information”); and (h) Residuals.

1.7           “Other Field IPR” means all Field IPR other than Patents.

1.8           “Residuals” means Trade Secret Information in nontangible form (i.e., not in written or other documentary form, including tape, disk or other storage), including without limitation ideas, know-how or techniques, that is retained in the unaided memory of employees due to their past work for Seller or its Subsidiaries.

ARTICLE II— LICENSE FROM SELLER

2.1           Field Patent License to Buyer.  Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its Subsidiaries, grants to Buyer and its Subsidiaries a worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under Field Patents in connection with their current and future activities in the Field including the right to make, have made, use, sell, offer for sale, and import products and offer services (and to incorporate products as components, subassemblies or subsystems in other products made, used and/or sold by or on behalf of Buyer and its Subsidiaries) in the Field (but excluding Excluded Products), without the right of sublicense other than as set forth in Section 2.4.  For the avoidance of doubt, this license covers (i) all Field Patents in existence as of the Closing Date, and all subsequent divisions, continuations, continuations-in-part (but these only to the extent based on inventions existing as of the Closing Date), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto, and (ii) all Field Patents issuing after the Closing Date that arise from applications filed for inventions reduced to practice prior to the Closing Date.

2.2           Other Field IPR License to Buyer.  Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its Subsidiaries, grants to Buyer and its Subsidiaries a worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under the Other Field IPR, in connection with their current and future activities in the Field, including the right to make, have made, use, sell, offer for sale, and import products and offer services (and to incorporate products as components, subassemblies or subsystems in other products made, used and/or sold by or on behalf of Buyer and its Subsidiaries) in the Field (but excluding Excluded Products), without the right of sublicense other than as set forth in Section 2.4.

2.3           Use of Residuals by Buyer.  Seller, on behalf of itself and its Subsidiaries, acknowledges that Buyer and its Subsidiaries may freely use in any field of use (whether within or outside the scope of the Field) after the Closing Date all of the Residuals possessed by Rehired Employees, subject to Article IV.  Such right to use Residuals shall not constitute or be deemed a license under any patents of Seller or its Subsidiaries.

2.4           Subsidiaries/Sublicensing.  Each Subsidiary licensed under Section 2.1 or 2.2 shall be bound by the terms and conditions of this Agreement.  Any such license granted to such party shall terminate on the date such party ceases to be a Subsidiary, provided that the parties shall negotiate in good faith a transition license period sufficient to cover the reasonable transition needs of such Subsidiary.  Buyer and its Subsidiaries may sublicense their licensed rights (i) in Section 2.1 and 2.2, to vendors, suppliers, distributors, customers, end-users and other parties in the normal supply and distribution chain or other third-party licensees (“Covered Parties”) solely (a) for the resale or redistribution of Buyer and its Subsidiaries’ products, (b) for the sale of Buyer and its Subsidiaries’ own components, subassemblies or subsystems (“Buyer Components”) solely for incorporation into the products to be distributed or sold by the Covered Parties (“Covered Products”) or (c) to allow Covered Parties to make Buyer Components solely for incorporation into Covered Products, subject to Article IV (but for the avoidance of doubt, the above sublicenses do not cover Covered Products as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Buyer or its Subsidiaries) that are not Buyer Components or the incorporation of any components, subassemblies or subsystems other than Buyer Components into Covered Products, but do cover the incorporation of Buyer Components into Covered Products) and (ii) in Section 2.2, also to their authorized licensees, sublicensees, agents, contractors or employees, subject to Article IV.

ARTICLE III — LICENSE FROM BUYER

3.1           Transferred Business IPR License to Seller.

3.1.1        License Outside Field.  Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Subsidiaries, grants to Seller and its Subsidiaries a worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under any and all Transferred Business IPR (other than Trademarks), including without limitation all Blocks (the “Buyer IPR”), in connection with their current and future activities outside the Field, including the right to make, have made, use, sell, offer for sale, and import products and offer services (and to incorporate products as components, subassemblies or subsystems in other products made, used and/or sold by or on behalf of Seller and its Subsidiaries) outside the Field (and the right to use or reuse any Blocks outside the Field in connection therewith), without the right of sublicense other than as set forth in Section 3.4.  For the avoidance of doubt, this license includes (i) all Patents included in the Transferred Business IPR and in existence as of the Closing Date, and all subsequent divisions, continuations, continuations-in-part (but these only to the extent based on inventions existing as of the Closing Date), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto, and (ii) all Patents issuing after the Closing Date that arise from applications filed for inventions reduced to practice prior to the Closing Date, to the extent any of them are included in the Transferred Business IPR; but (iii) excludes any Intellectual Property Rights owned by Buyer and its Subsidiaries other than the Transferred Business IPR, except as expressly set forth in this Agreement.

3.1.2        License for Components.  Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Subsidiaries, grants to Seller and its Subsidiaries an additional worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under any and all Buyer IPR that does not relate exclusively to the Business, solely (i) for the sale of their own components, subassemblies or subsystems licensed under Section 3.1.1 (“Seller Components”) solely for incorporation into Covered Products or (ii) to sublicense to Covered Parties, solely to allow such Covered Parties to make Seller Components to incorporate into Covered Products, in each case, solely for the sale of Covered Products in or outside of the Field.  For the avoidance of doubt, the above license does not cover any Covered Product as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Seller or its Subsidiaries) that are not Seller Components or the incorporation of any components, subassemblies or subsystems other than Seller Components into Covered Products, but does cover the incorporation of Seller Components into Covered Products.  For the avoidance of doubt, this license includes (a) all Patents included in the Transferred Business IPR and in existence as of the Closing Date that do not relate exclusively to the Business, and all subsequent divisions, continuations, continuations-in-part (but these only to the extent based on inventions existing as of the Closing Date that do not relate exclusively to the Business), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto, and (b) all Patents issuing after the Closing Date that arise from applications filed for inventions reduced to practice prior to the Closing Date that do not relate exclusively to the Business, to the extent any of them are included in the Transferred Business IPR; but (iii) excludes any Intellectual Property Rights owned by Buyer and its Subsidiaries, except as expressly set forth in this Agreement.

3.2           Other Buyer License to Seller.  Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Subsidiaries, grants to Seller and its Subsidiaries a worldwide, paid-up, personal and non-transferable, non-exclusive license under any and all of its and their Patents with respect to Seller and its Subsidiaries’ use of any Blocks in their businesses outside the Field, provided that, in addition to Buyer’s remedies in Article V, Seller expressly acknowledges, on behalf of itself and its Subsidiaries, that the license in this Section 3.2 shall terminate automatically, without the requirement of notice from Buyer, upon the commencement of any action or proceeding (that is not a claim for breach of this Agreement or a counterclaim) by or on behalf of Seller or any of its Subsidiaries that Buyer or any of its Subsidiaries has Infringed any of Seller or its Subsidiaries’ Patents.  For the avoidance of doubt, notwithstanding anything in Section 9.12 to the contrary, this license in Section 3.2 is personal to Seller and its Subsidiaries in existence as of the Closing Date, and may not be (i) assigned, sublicensed (except as set forth in Section 3.4.3), or assumed in bankruptcy, including assignments by operation of law or otherwise, including via a change of control (which shall be deemed an “assignment” for purposes of this Section 3.2), merger or reorganization (regardless of whether Seller or its Subsidiaries are the surviving party); or (ii) used by Seller or its Subsidiaries in connection with any assets, businesses or lines of business acquired from other persons after the Closing Date, in each case, without the prior written consent of Buyer in its sole discretion.  Any attempted transaction in violation of the foregoing shall be void ab initio and of no force or effect.  For the further avoidance of doubt, if any of Seller or its Subsidiaries’ products contain components, subassemblies or subsystems other than the above-licensed Blocks, the license in this Section 3.2 does not cover such products as a whole or any components, subassemblies or subsystems of such products that are not the above-licensed Blocks or the incorporation of such other components, subassemblies or subsystems with or into any of the above-licensed Blocks.

3.3             Use of Residuals by Seller. Buyer, on behalf of itself and its Subsidiaries, acknowledges that Seller and its Subsidiaries may freely use in any field of use (whether within or outside the scope of the Field) after the Closing Date all of the Residuals that relate to the Business and are possessed by their employees, subject to Article IV.  Such right to use Residuals shall not constitute or be deemed a license under any patents, of Buyer or its Subsidiaries.

3.4           Subsidiaries/Sublicensing.

3.4.1        Each Subsidiary licensed under Section 3.1 or 3.2 shall be bound by the terms and conditions of this Agreement.  Any such license granted to such party shall terminate on the date such party ceases to be a Subsidiary, provided that the parties shall negotiate in good faith a transition license period sufficient to cover the reasonable transition needs of such Subsidiary.

3.4.2        Seller and its Subsidiaries may sublicense their licensed rights in Section 3.1.1 to Covered Parties, solely (a) for the resale or redistribution of Seller and its Subsidiaries’ products, (b) for the sale of Seller Components solely for incorporation into Covered Products or (c) to allow Covered Parties to make Seller Components solely for incorporation into Covered Products, in each case, outside the Field and subject to Article IV.  For the avoidance of doubt, the above sublicenses do not cover Covered Products as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Seller or its Subsidiaries) that are not Seller Components or the incorporation of any components, subassemblies or subsystems other than Seller Components into Covered Products, but do cover the incorporation of Seller Components into Covered Products.

3.4.3        Seller and its Subsidiaries may sublicense their licensed rights in Section 3.2 to Covered Parties, solely (a) for the resale or redistribution of Seller and its Subsidiaries’ products, (b) for the sale of Seller Components solely for incorporation into Covered Products or (c) to allow Covered Parties to make Seller Components solely for incorporation into Covered Products, in each case, outside the Field subject to Article IV.  For the avoidance of doubt, the above sublicenses do not cover Covered Products as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Seller or its Subsidiaries) that are not Seller Components, the incorporation of any components, subassemblies or subsystems other than Seller Components into such Covered Product, or the incorporation of Seller Components into Covered Products.

ARTICLE IV — CONFIDENTIALITY

4.1           Confidentiality.  Each party, on behalf of itself and its Subsidiaries, agrees that for a period of three years from the Closing Date, it shall (i) use commercially reasonable internal confidentiality and security procedures, including but not limited to written non-disclosure provisions in its dealings with other parties, to protect the other party’s Trade Secret Information from unauthorized disclosure, and (ii) disclose such Trade Secret Information only to those licensees, sublicensees, agents, contractors or employees who have a need to know same for the receiving party to exploit the benefits of its licenses granted hereunder and who agree in writing not to disclose such Trade Secret Information to any unauthorized person.  Notwithstanding these restrictions, either party may disclose the other party’s Trade Secret Information to the extent disclosure is implied by its necessary incorporation into products, provided that such party utilizes commercially reasonable efforts to minimize the form and substance of the Trade Secret Information disclosed thereby.  Each party agrees and acknowledges that violation of these provisions by the other party or its Subsidiaries (or authorized third parties receiving Trade Secret Information from any of them) will cause irreparable harm to the non-violating party and that the non-violating party shall be entitled to seek an injunction (without necessity to post bond) or other temporary relief in addition to the non-violating party’s other rights at law or in equity.

4.2           Exceptions.  The obligations in Section 4.1 shall not cover any information (i) that the owning party discloses to a third party with no further restrictions on its disclosure; (ii) that becomes known to the industry or the public through no fault of the receiving party; or (iii) that the receiving party develops independently or obtains from another legitimate source.  A party may disclose information as required to be disclosed pursuant to applicable law, statute, rule, regulation, court order or legal process, provided that in this case, the receiving party shall promptly notify the owning party of any such requirement, disclose no more information than is so required and cooperate, at the owning party’s request and expense, with all attempts by the owning party to obtain a protective order or similar treatment.

ARTICLE V — RELEASE FROM BUYER

5.1           Buyer’s Release.  Buyer, on behalf of itself and its Subsidiaries (“Releasing Parties”), completely and irrevocably releases and covenants not to sue Seller and/or its Subsidiaries from any claims that their operation of the Business or use of the Transferred Business IPR, in each case, prior to the Closing Date infringed, misappropriated or violated (“Infringed”) any of Buyer or its Subsidiaries’ current or future IPR.  Seller and its Subsidiaries may not assign this release, in whole or in part, except as set forth in Section 9.12, and any such attempted assignment shall be null and void ab initio and of no force or effect.

5.2           Covered Parties.  The release in Section 5.1 covers Seller and its Subsidiaries and their Covered Parties with respect to any Infringements caused by Seller and its Subsidiaries, but do not cover any other actions of such Covered Parties.  For the avoidance of doubt, if any Covered Product contains Seller Components, the release in Section 5.1 does not cover such Covered Product as a whole or any other components, subassemblies or subsystems of such Covered Product (even other components sold by Seller or its Subsidiaries) that are not Seller Components or the incorporation of any components, subassemblies or subsystems other than Seller Components into such Covered Product, but does cover the incorporation of Seller Components into such Covered Product.

5.3           Facts Unknown.  In giving the release in Section 5.1, which include claims which may be unknown to the parties at present, the Releasing Parties hereby acknowledge that they are aware of and understand that statutory law of certain jurisdictions provide that a general release does not extend to claims which the releasing party does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected settlement with the released party.

5.4           Waiver.  The Releasing Parties hereby expressly waive and relinquish all rights and benefits and any such law or legal principle in any jurisdiction with respect to claims released hereby.  The Releasing Parties further understand and acknowledge the significance and consequence of such specific waiver.

5.5           Non-Use of Certain Information.  Buyer, on behalf of itself and its Subsidiaries, covenants that it will not use any confidential information of Seller or its Subsidiaries that Buyer or its Subsidiaries learn from the present transaction or from Rehired Employees and that such Rehired Employees possess due to their work for Seller and its Subsidiaries (“Restricted Information”) to assert any claim against Seller or its Subsidiaries for Infringing any Intellectual Property Rights owned by Buyer or its Subsidiaries.  The covenant in this Section 5.5 covers Seller and its Subsidiaries and their Covered Parties with respect to any Infringements caused by Seller and its Subsidiaries, but does not cover any other actions of such Covered Parties.

ARTICLE VI — TERM AND TERMINATION

6.1           Term.  The term of this Agreement shall be from the Closing Date until the expiration of the last to expire of the Field IPR and Buyer IPR, unless previously terminated as hereinafter provided.  The licenses in Section 2.1, 2.2, 3.1 and 3.2 shall expire, with respect to individual Intellectual Property Rights licensed thereby, upon the expiration of each such right, provided that such expiration shall not affect the validity of such license with respect to any other licensed rights.

6.2           Voluntary Termination.  By written notice to the other party, each party may voluntarily terminate all or a specified portion of the license and rights granted to it hereunder.  Such notice shall specify the effective date of such termination and shall clearly specify the affected licensed rights.  Any such termination shall not affect the licenses granted to the other party by the terminating party.

6.3           Termination for Material Breach.  Either party may terminate the licenses it has granted to the other party hereunder, effective upon notice, if it is found in a final, non-appealable decision pursuant to Section 8.8 of this Agreement that (i) such party has materially breached any warranty, term, condition or covenant of this Agreement and failed to cure that breach within sixty days after written notice, specifying such breach in reasonable detail and (ii) termination is warranted under the circumstances.  Any such termination shall not affect the licenses granted to the other party by the breaching party.

6.4           Survival.  Termination or expiration of this Agreement and/or the licenses in Articles II and/or III shall not affect the release granted in Section 5.1, which is deemed irrevocable.  All provisions of this Agreement that, by their nature, would survive its expiration or termination, are deemed to survive such circumstances.

ARTICLE VII — LIMITATION OF LIABILITY

EXCEPT AS SET FORTH BELOW OR IN THE SALE AND PURCHASE AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY LOST PROFITS OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE AMOUNT OR TYPES OF DAMAGES AVAILABLE TO EITHER PARTY FOR ANY DISCLOSURE OF TRADE SECRET INFORMATION IN VIOLATION OF ARTICLE IV (CONFIDENTIALITY).

ARTICLE VIII — DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE SET FORTH IN THE SALE AND PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, AND EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.  Each party makes no warranty or representation under this Agreement as to the validity and/or scope of any IPR licensed by such party and its Subsidiaries to the other party hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service by a licensed party hereunder will not Infringe any IPR of any person.

ARTICLE IX — MISCELLANEOUS

9.1           No Implied Licenses.  Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any IPR other than the rights expressly granted in this Agreement.

9.2           Licensee Bankruptcy Protection.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The parties agree that each of Seller and Buyer and their Subsidiaries, as licensees of such rights under Articles I and/or III of this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.

9.3           Infringement Suits.  Neither party shall have any obligation hereunder to institute or maintain any claim against any party for the Infringement of any Intellectual Property Rights licensed hereunder, or to defend any claim brought by any person which challenges or concerns the validity of any of such rights.  A licensed party shall not have any right to institute any claim against any person for the Infringement of any Intellectual Property Rights licensed to such licensed party hereunder.

9.4           No Obligation to Provide Technical Assistance. Except as otherwise set forth in the Sale and Purchase Agreement and Transition Services Agreement, Seller shall not be obligated to provide Buyer with any technical assistance or to furnish Buyer with or obtain any documents, materials or other information.

9.5           No Obligation to Obtain or Maintain IPR.  Neither party is obligated to (a) file any patent application or to secure any patent or patent rights, (b) maintain any patent in force, (c) file any copyright registration application or to secure any registered copyright rights, or (d) file any mask work application or to secure any mask work rights, in each case, with respect to the Intellectual Property Rights it licenses to the other party hereunder.

9.6           Entire Agreement; Amendment; Waiver.  This Agreement, the Sale and Purchase Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules to the Sale and Purchase Agreement), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement or any exhibits or schedules hereto shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

9.8           Arbitration.  Notwithstanding anything herein to the contrary, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in New York, New York.  The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Seller; failing such agreement, the arbitration shall be conducted by 3 independent arbitrators, one chosen by Seller, one chosen by Buyer and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding; provided, however, if such arbitrators fail to agree on a third arbitrator within 20 days, either Buyer or Seller may make written application to Judicial Arbitration and Mediation Services (“JAMS”), New York, New York, for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the JAMS Arbitrator should have; provided, however, the selection of the JAMS Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.  The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under New York law to resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration.  The parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder; provided, however, the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).

9.9           Injunctive Relief.  Notwithstanding the above arbitration provision, nothing shall prevent either party from seeking interim or injunctive relief from a court of competent jurisdiction in order to protect its Intellectual Property Rights.

9.10         Section Headings.  The section headings contained in this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

9.11         Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Seller, addressed to:
Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, Texas 78701
Attention: General Counsel
Fax: (512) 428-1504

With a copy to:
DLA Piper US LLP
1221 South MoPac Expwy
Suite 400
Austin, Texas 78746
Attention: Philip Russell, P.C.
Fax: (512) 457-7001

If to Buyer, addressed to:
NXP B.V.
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
Attention: Guido R.C. Dierick

With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York 10017
Attention: Lori Lesser
Fax: (212) 455-2502

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.12         Assignability.

9.12.1      Except as provided in Section 9.12.2, neither party or its Subsidiaries may, directly or indirectly, in whole or in part, assign or transfer this Agreement or its rights or obligations hereunder, without the other party’s prior written consent in its sole discretion.  Any attempted assignment or transfer without such prior written consent shall be void ab initio and of no force or effect.

9.12.2      Notwithstanding Section 9.12.1, either party or its Subsidiaries may, without the consent of the other party, assign this Agreement, in whole or in part (i) to a Subsidiary; (ii) to an affiliate created due to an internal reorganization; or (iii) in connection with one or more sales (including asset and/or equity sales) of the businesses or a material portion thereof to which this Agreement relates to the respective purchasers or acquirers thereof, provided that, in the case of one or more partial assignments, the assigning party shall divest all of its interest with respect to a particular country, jurisdiction and/or field of use, such that no more than one person shall simultaneously hold the license for any particular rights licensed hereunder.

9.12.3      In the case of a Section 9.12.2(iii) assignment, (i) the licenses granted to the assigning party hereunder may be assigned or sublicensed to such purchasers or acquirers for use in their other businesses, subject to the same field of use restrictions applicable to the assigning party; and (ii) the licenses granted by the assigning party to the other party hereunder shall not be deemed to include any other Intellectual Property Rights owned by the purchaser or acquirer.

9.12.4      No assignment or transfer made pursuant to this Section 9.12 shall release the transferring or assigning party from any of its liabilities or obligations hereunder.  Without limiting the foregoing, in the event of a permitted assignment hereunder, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.12.5      Either party or its Subsidiaries may assign, transfer, sell, or otherwise dispose of any of the Intellectual Property Rights it has licensed to the other party and its Subsidiaries hereunder, in whole or in part, provided that the assignee, transferee or purchaser thereof must assume in writing the disposing party’s obligations under this Agreement.  Any attempted transaction in violation of the foregoing shall be void ab initio and of no force or effect.

9.12.6      For the avoidance of doubt, notwithstanding any of the foregoing language in this Section 9.12, the license in Section 3.2 is not assignable in any manner, in whole or in part.

9.13         Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.14         Independent Contractors.  The parties are independent contractors and there is no relationship of agency, partnership, joint venture, employment, or franchise between the parties.  Neither party has the authority to bind the other or to incur any obligation on its behalf.

9.15         Remedies Cumulative.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.16         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

WHEREFORE, the parties have signed this Intellectual Property License Agreement effective as of the Closing Date.

SILICON LABORATORIES INC.		NXP BV
ON BEHALF OF ITSELF AND ITS SUBSIDIARIES		ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

By:	/s/ Necip Sayiner	By:	/s/ Guido Dierick

Name:	Necip Sayiner	Name:	Guido Dierick

Title:	President and Chief Executive Officer	Title:	General Counsel

SILICON LABORATORIES INTERNATIONAL PTE. LTD.		NXP SEMICONDUCTORS FRANCE SAS

ON BEHALF OF ITSELF AND ITS SUBSIDIARIES		ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

By:	/s/ GH Low	By:	/s/ James N. Casey

Name:	GH Low	Name:	James N. Casey

Title:	International Finance Director	Title:	VP, Authorized Signatory